EXECUTION VERSION	EXHIBIT 10.2

November 28, 2012

SeaChange International, Inc.
50 Nagog Park
Acton, Massachusetts 01720
Attn: Chief Financial Officer

Dear Mike:

We are pleased to advise you that based upon your annual financial statements for the fiscal year ended January 31, 2012, JPMorgan Chase Bank, N.A. (the “Bank”) has approved your request for a demand discretionary line of credit in the aggregate amount of $20,000,000 (the “Facility”). Our officers may, at their discretion, make short term loans to SeaChange International, Inc. (the “Company”), which loans will be evidenced by a Demand Promissory Note in the form of Annex 1 attached hereto (as amended, modified or supplemented from time to time, the “Note”). Our officers may also issue commercial and standby letters of credit for the account of or by application of the Company on such terms as are mutually agreed upon between us from time to time, provided that at the time the Company requests the issuance of a letter of credit, and after giving effect to the issuance thereof, the aggregate amount issued under all letters of credit shall not exceed $5,000,000 and the aggregate amount outstanding of all loans and letters of credit hereunder shall not exceed at any time $20,000,000.

Credit extended under this line is intended to be used to meet the Company’s normal short term working capital and general corporate needs. Loans will bear interest at such a rate as shall be set forth in the Note. Letters of credit will be subject to such fees and charges as the Bank may require at the time of issuance.

The Company shall pay to the Bank an upfront fee equal to $5,000 on or before the date hereof. As this line is not a commitment, credit availability is, in addition, subject to the Company’s execution and delivery of such documentation as the Bank deems appropriate in its reasonable discretion and the receipt and continuing satisfaction with evidence of corporate power, authority and incumbency etc. and current financial information (including, without limitation, (a) within 120 days after the end of each fiscal year of the Company, delivery to the Bank of the Company’s audited consolidated form 10K as filed with the Securities and Exchange Commission and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, delivery to the Bank of the Company’s consolidated form 10Q as filed with the Securities and Exchange Commission), which information will be furnished to the Bank as it may from time to time reasonably request, and continuing satisfaction with the Company’s financial condition, business affairs and prospects and maintenance of a satisfactory relationship with the Bank. In addition, within 90 days of the date hereof, the Company shall, and shall cause each of its Domestic Subsidiaries (as hereinafter defined) and, unless otherwise agreed between the Bank and the Company, each of its subsidiaries organized in a foreign jurisdiction to, maintain its primary cash management and depository relationship (including, but not limited to, maintenance of all primary operating accounts) with the Bank. For the avoidance of doubt, any cash management and depository relationships entered into between the Bank or any of its affiliates, on the one hand, and any of the Company’s foreign subsidiaries, on the other hand, and any related cash or other amounts, shall in no way constitute a guaranty of, or security for, any of the Obligations of the Company, nor shall any of the assets of such foreign subsidiaries secure any of the obligations of the Company. Unless demanded sooner, which demand may be made for any or no reason, this line of credit expires on November 27, 2013. If the Company requests that the Bank make an advance or issue a letter of credit, in each case, under the Facility, the Bank shall, within five (5) business days of such request, provide the Company with a written response to such request, and, to the extent the Bank agrees to make such advance or issue such letter of credit in accordance with the terms of the Facility, the Bank shall make such advance or issue such letter of credit within a reasonable time thereafter. The Company shall be permitted to terminate the Facility in its sole discretion; provided that the Company (i) give the Bank ten (10) days’ prior written notice of such termination and (ii) repay in full any outstanding Obligations, or with respect to any outstanding letters of credit, cash collateralize in an amount not to exceed 105% of such letter of credit owed to the Bank under the Facility at such time.

As a condition to entering into this letter agreement and the line of credit contemplated hereby, the Bank shall require (i) a perfected first-priority security interest in all personal property assets of the Company (subject to any Permitted Encumbrances, as such term is defined in the Company Security Agreement, and other than Excluded Property, as such term is defined in the Company Security Agreement), as more fully described in that certain Security Agreement of even date herewith among the Bank and the Company (as amended, modified or supplemented from time to time, the “Company Security Agreement”), securing all of the Secured Obligations arising from time to time, (ii) a Guaranty of even date herewith made by each subsidiary of the Company organized in a jurisdiction within the United States of America, each of which is listed on Schedule 1 attached hereto (each, a “Domestic Subsidiary” and, collectively, the “Domestic Subsidiaries”) in favor of the Bank (each as amended, modified or supplemented from time to time, a “Guaranty” and, collectively, the “Guaranties”), (iii) a perfected first-priority security interest in all personal property assets of each guarantor under a Guaranty (subject to any Permitted Encumbrances, as such term is defined in the applicable Guarantor Security Agreement, and other than Excluded Property, as such term is defined in the applicable Guarantor Security Agreement), as more fully described in those certain Security Agreements each of even date herewith among the Bank and a guarantor under a Guaranty (together, as amended, modified or supplemented from time to time, the “Guarantor Security Agreements”), (iv) a pledge of (a) 100% of the issued and outstanding equity interests of each Domestic Subsidiary and (b) 65% of the issued and outstanding equity interests of each first tier foreign subsidiary directly owned by the Company other than those foreign subsidiaries listed on Schedule 2 attached hereto, as more fully described in that certain Pledge Agreement of even date herewith among the Company and the Bank (as amended, modified or supplemented from time to time, the “Company Pledge Agreement”) and (v) a pledge of (a) 100% of the issued and outstanding equity interests of each Domestic Subsidiary and (b) 65% of the issued and outstanding equity interests of each first tier foreign subsidiary directly owned by each Domestic Subsidiary other than those foreign subsidiaries listed on Schedule 2 attached hereto, as more fully described in those certain Pledge Agreements each of even date herewith among a Domestic Subsidiary and the Bank (together, as amended, modified or supplemented from time to time, the “Subsidiary Pledge Agreements” and, collectively, with this letter agreement, the Note, the Company Security Agreement, the Guaranties, the Guarantor Security Agreements, and the Company Pledge Agreement, the “Facility Documents”), securing all of the Secured Obligations arising from time to time. “Secured Obligations” means all loans, all draws under any Letter of Credit, the aggregate maximum undrawn face amount of each Letter of Credit outstanding, and all other advances to, all accrued interest, all fees hereunder, and all other debts, liabilities, obligations, covenants and duties of, the Company arising hereunder whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including in respect of all swap and interest rate protection arrangements and other banking services, and further including interest and fees that accrue after the commencement by or against the Company of any proceeding under any bankruptcy, insolvency or similar laws, regardless of whether such interest and fees are allowed claims in such proceeding.

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The Company hereby represents and warrants that its wholly-owned subsidiary Vividlogic, Inc., a Delaware corporation (“VividLogic US”), has no material assets other than 100% of the issued and outstanding equity interests in VividLogic (India) Private Ltd. (“VividLogic India”) and 100% of the issued and outstanding equity interests in Masterlogic, Inc., a California corporation (“Masterlogic”) and conducts no material activity, and that neither VividLogic India nor Masterlogic has any material assets or conducts any material activity. In addition, within 90 days of the date hereof, the Company agrees that it will either dissolve Masterlogic or merge Masterlogic into VividLogic US and that it will either dissolve VividLogic US or merge VividLogic US into the Company, and will provide evidence reasonably satisfactory to the Bank of each such dissolution or merger. In the event the Company does not dissolve or merge either Masterlogic or VividLogic US as set forth in the previous sentence, the Bank may require (i) a perfected first-priority security interest in all assets of VividLogic US and/or Masterlogic, as applicable (subject to any Permitted Encumbrances, as such term is defined in the Guarantor Security Agreement, and other than Excluded Property, as such term is defined in the Guarantor Security Agreement) pursuant to a security agreement in substantially the form of the Guarantor Security Agreement, (ii) a guaranty by VividLogic US and/or Masterlogic, as applicable, in favor of the Bank in substantially the form of the Guaranty, (iii) a pledge of 100% of the issued and outstanding equity interests of VividLogic US and/or Masterlogic, as applicable, pursuant to a pledge agreement in substantially the form of the Company Pledge Agreement, and (iv) a pledge of 65% of the issued and outstanding equity interests of VividLogic India pursuant to a pledge agreement in substantially the form of the Subsidiary Pledge Agreement.

The Company further represents and warrants that each of its first-tier foreign subsidiaries listed on Schedule 2 attached hereto has no material assets and conducts no material activity. In addition, within 270 days of the date hereof, the Company agrees that it will either dissolve such foreign subsidiaries or merge them into the Company, and will provide evidence reasonably satisfactory to the Bank of such dissolution or merger. In the event the Company does not dissolve or merge any of such foreign subsidiaries as set forth in the previous sentence, the Bank may require a pledge by the Company or, as applicable, a Domestic Subsidiary (as hereinafter defined), of 65% of the issued and outstanding equity interests of each such first-tier foreign subsidiary that is not dissolved or merged.

The Company shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including without limitation fees and charges of external legal counsel for the Bank) incurred by the Bank in connection with the preparation, performance or enforcement of this letter agreement and the Facility. The obligations of the Company under this paragraph shall survive the termination of this letter agreement and the Facility.

This letter, together with the other Facility Documents, constitute the entire understanding between the Bank and the Company and supersedes all prior discussions with respect to the subject matter hereof.

[Signature Page Follows]

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Very truly yours,

JPMORGAN CHASE BANK, N.A.,
as Bank

By:	/s/ J. Dowden
Name:	J. Dowden
Title:	Senior Vice President

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Accepted and Agreed to:

SEACHANGE INTERNATIONAL, INC.,
the Company

By:	/s/ Michael D. Bornak
Name:	Michael D. Bornak
Title:	Chief Financial Officer

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EXECUTION VERSION

Annex 1

DEMAND PROMISSORY NOTE

$20,000,000	New York, New York
November 28, 2012

FOR VALUE RECEIVED, SEACHANGE INTERNATIONAL, INC. (the “Borrower”), HEREBY ABSOLUTELY AND UNCONDITIONALLY PROMISES TO PAY to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), at its offices located at 270 Park Avenue, New York, New York 10017 or at such other place as the Bank or any holder hereof may from time to time designate, the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or such lesser amount as may constitute the outstanding balance hereof, in lawful money of the United States, ON DEMAND or, if earlier, on the Maturity Date (as hereinafter defined) set forth on the Bank’s books and records, which may be electronic in nature, and to pay interest in like money at such office or place from the date hereof on the unpaid principal balance of each Loan (as hereinafter defined) made hereunder at a rate equal to the Applicable Interest Rate (as hereinafter defined and computed on the basis of the actual number of days elapsed on the basis of a 360-day year) for such Loan, which shall be payable in arrears ON DEMAND, or, if earlier, on the last day of the Interest Period (as hereinafter defined) relating to such Loan and, if such Interest Period is greater than three (3) months, at three (3) month intervals after such Loan is made, until such Loan shall be due and payable (whether on demand, at maturity, by acceleration or otherwise). Interest on any past due amount, whether at the due date thereof or by acceleration or upon default, shall be payable at a rate two percent (2%) per annum above the Applicable Interest Rate being charged on such Loan, which rate shall be computed for actual number of days elapsed on the basis of a 360-day year and shall be adjusted as of the date of each such change, but in no event higher than the maximum permitted under applicable law.

The Borrower authorizes the Bank to charge to the Borrower’s primary operating account identified by the account number 000000789932571, which the Borrower maintains with the Bank, the principal, interest, fees, charges, taxes and expenses provided for in this demand promissory note or any other document executed or delivered in connection herewith.

The Bank may also issue commercial and standby letters of credit for the account of or by application of the Borrower on such terms as are mutually agreed upon between the Bank and the Borrower from time to time, provided that at the time the Borrower requests the issuance of a letter of credit, and after giving effect to the issuance thereof, the aggregate amount issued under all letters of credit shall not exceed $5,000,000 and the aggregate amount outstanding of all loans and letters of credit hereunder shall not exceed at any time $20,000,000.

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Interest

The Bank is authorized to enter on its books and records, which may be electronic in nature, (i) the amount of each Loan made from time to time hereunder, (ii) the date on which each Loan is made, (iii) the date on which each Loan shall be due and payable to the Bank, provided that, unless sooner demanded, all Loans outstanding shall be due and payable no later than November 27, 2013 (the “Maturity Date”), (iv) the interest rate agreed between the Borrower and the Bank as the interest rate to be paid to the Bank on each Loan (each such rate, the “Applicable Interest Rate”), which rate shall be at (a) the Adjusted LIBO Rate (as hereinafter defined) plus the Applicable Margin (the “LIBOR Loan(s)”) or, if, as provided herein, LIBOR Loans are not available, (b) the CB Floating Rate plus the Applicable Margin (the “CB Floating Rate Loan(s)” and, collectively with the LIBOR Loan(s) the “Loans”), (v) the amount of each payment made hereunder, and (vi) the outstanding principal balance of the Loans hereunder from time to time. The date, amount, rate of interest (including any Applicable Margin) and maturity date of each Loan and payment(s) (if any) of principal, the Loan(s) to which such payment(s) will be applied (which shall be at the discretion of the Bank) and the outstanding principal balance of Loans shall be recorded by the Bank on its books and records (which may be electronic in nature) and at any time and from time to time may be, and shall be prior to any transfer and delivery of this Note, entered by the Bank on a schedule to be attached to this Note by the Bank (at the discretion of the Bank, any such entries may aggregate Loans (and payments thereon) with the same interest rate and tenor and, if made on a given date, may show only the Loans outstanding on such date). Any such entries shall be conclusive in the absence of manifest error. The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.

Prepayment

The Borrower shall have the right to prepay any Loan prior to the Maturity Date of such Loan. In the event the Borrower prepays a LIBOR Loan prior to the end of the Applicable Interest Period therefor, the Borrower shall compensate the Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment as calculated in accordance with the second paragraph of the Section captioned Indemnity.

Discretionary Loans by the Bank

The Bank, pursuant to a line letter (the “Line Letter Agreement”) dated as of November 28, 2012 has approved an uncommitted line of credit to the Borrower in a principal amount not to exceed the face amount of this Note. The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend by the Bank to the Borrower. The line of credit is in the form of advances made from time to time by the Bank in its sole and absolute discretion to the Borrower. This note evidences the Borrower’s obligations to repay those advances. The aggregate outstanding principal amount of debt evidenced by this Note is the amount so reflected from time to time in the records of the Bank. Any Loan shall be in a minimum principal amount of $250,000 and in increments of $100,000. Each such request for a Loan shall be made in writing, in form and substance satisfactory to the Bank, by any officer of the Borrower or any person designated in writing by any such officer, all of which are hereby designated and authorized by the Borrower to request Loans and agree to the terms thereof (including without limitation the Applicable Interest Rate and Maturity Date with respect thereto). The Borrower shall give the Bank notice at least three (3) Business Days prior to the date hereof and the end of each Interest Period (as hereafter defined) specifying whether the Loan shall bear interest at the LIBO Rate and the Interest Period applicable thereto. Same Business Day’s notice by noon on the day of the proposed CB Floating Rate Loan is required. In the event the Borrower shall fail to provide such notice, the Loan shall be deemed to bear interest at the applicable CB Floating Rate. The principal amount of each Loan shall be prepaid on the earliest to occur of (i) DEMAND by the Bank, (ii) the Maturity Date applicable thereto, or (iii) the date upon which the entire unpaid balance hereof shall otherwise become due and payable.

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Additional Costs

If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or any other agreements or instruments executed in connection herewith (“Related Documents”) (other than taxes imposed on the overall net income of the Bank, any franchise taxes imposed on the Bank (in lieu of net income taxes) and any branch profits taxes imposed on the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank is organized or has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition or expense with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any Loan or to reduce the amount of any sum receivable by the Bank on any Loan, or (d) affect the amount of capital or liquidity required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank's (or its controlling corporation's) capital as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or regulatory authorities, in each case pursuant to Basel III, shall in each case apply to the provisions of this paragraph, regardless of the date enacted, adopted or issued.

Illegality

If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Loans, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Loans, together with accrued interest and any other amounts payable to the Bank under this Note or the other Related Documents on account of the LIBOR Loans shall be repaid (a) immediately upon the Bank's demand if such change or compliance with such requests, in the Bank's judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this Note and the other Related Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Loan repaid in accordance with this section with a CB Floating Rate Loan in the same amount.

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Indemnity

The Borrower shall indemnify the Bank against (i) any loss or expense which the Bank sustains or incurs as a consequence of the occurrence of any Event of Default and (ii) any loss or expense sustained or incurred including in connection with obtaining, liquidating or employing deposits from third parties as a consequence of the conversion of any Loan from one interest rate to another or the payment of any principal of any LIBOR Loan by the Borrower (in either case, pursuant to a default, change in legality or otherwise) on any day other than the last day of an Interest Period, or the failure by the Borrower to borrow or prepay, convert or continue any LIBOR Loan or part thereof once notice has been given.

Such indemnification may include an amount equal to the excess, if any of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, prepaid, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, prepay, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the interest that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense, which statement shall be conclusive absent manifest error.

Inability to Determine Interest Rate

If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of LIBO Rate are not being provided for purposes of determining the interest rate on a LIBOR Loan as provided in this Note, or (b) the relevant interest rates referred to in the definition of Adjusted LIBO Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Loans, then the Bank shall further at the Bank's option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make LIBOR Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest, on the last day of the then current Interest Period applicable to the LIBOR Loan, provided, however, that, subject to the terms and conditions of this Note and the other Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Loan repaid in accordance with this section with a Loan bearing interest at the CB Floating Rate plus the Applicable Margin for CB Floating Rate Loans in the same amount. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Loan on any day, then each CB Floating Rate Loan shall bear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Loans until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

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Events of Default

In the event of: (a) default in the prompt payment of principal, interest or any other amounts or compensation due under this Note; (b) any default in the performance of or compliance with any obligation, agreement or other provision of this Note by the Borrower (other than as provided in the immediately preceding clause (a)) and such default shall continue unremedied (or uncured) for 30 days; (c) any default in the performance of or compliance with any obligation, agreement or other provision of the Line Letter Agreement; (d) any “Default” under, as defined in that certain Pledge Agreement of even date herewith by and between the Borrower and the Bank; or (e) any “Default” under, and as defined in that certain Security Agreement of even date herewith by and between the Borrower and the Bank; then in any such event, in addition to all rights and remedies of the Bank under applicable law; and otherwise, all such rights and remedies cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable provided, however, that if a Bankruptcy Event (as defined herein) shall have occurred, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower. Further, acceptance of any payments shall not waive or affect any prior demand or acceleration of amounts due hereunder, and each such payment made shall be applied first to the payment of accrued interest, then to the aggregate unpaid principal or otherwise as determined by the Bank in its sole discretion.

Definitions

A.          Adjusted LIBO Rate

“Adjusted LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

B.          Adjusted One Month LIBOR Rate

“Adjusted One Month LIBOR Rate” shall mean, with respect to CB Floating Rate Loans, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Page (as defined in I below) at approximately 11:00 a.m. London time on such day.

C.	Applicable Margin

“Applicable Margin” shall mean, (i) with respect to any CB Floating Rate Loan, 0% and (ii) with respect to each LIBOR Loan, 2.375%.

D.          Bankruptcy Event

“Bankruptcy Event” shall mean, with respect to the Borrower, the Borrower becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person or entity charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Bank, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in the Borrower by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide the Borrower with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Borrower (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by the Borrower.

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E.          Business Day

A “Business Day” shall mean, (i) with respect to the Adjusted One Month LIBOR Rate and any borrowings, payment or rate selection of LIBOR Loans, any day other than a Saturday, Sunday or other day on which the Bank is authorized or required by law or regulation to close, and which is a day on which transactions in dollar deposits are being carried on in the London interbank market and in New York City and (ii) for all other purposes, a day other than Saturday, Sunday or any other day in which national banking associations are authorized to be closed.

F.          CB Floating Rate

"CB Floating Rate" shall mean the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

G.          Governmental Authority

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

H.          Interest Period

(i)	For LIBOR Loans, “Interest Period” shall mean the period commencing on the date of such Loan and ending on the numerically corresponding day that is 1, 2, 3 or 6 calendar months thereafter (as selected by the Borrower and recorded on the Bank’s records, which may be electronic in nature).

(ii)	For CB Floating Rate, “Interest Period” shall mean the period agreed to by the parties hereto.

If any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless with respect to LIBOR Loans, such next succeeding Business Day would fall in the next calendar month, in which case (x) such Interest Period shall end on the first preceding Business Day and (y) the Interest Period for any LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Furthermore, no Interest Period may extend beyond the Maturity Date.

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I.	LIBO Rate

“LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the "Service") or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the "Page"), to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBO Rate is available to the Bank, the applicable LIBO Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

J.            Prime Rate

“Prime Rate” shall mean the rate of interest as is publicly announced by the Bank from time to time as its Prime Rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date this change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

K.	Statutory Reserves

“Statutory Reserves” shall mean a fraction (expressed as a decimal, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank is subject, with respect to the Adjusted LIBO Rate, for "Eurocurrency liabilities" as defined in Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Set-Off

The Bank retains all rights of setoff that it may have by law, in equity or otherwise.

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Miscellaneous

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged and consented to in writing by the party hereof.

The Bank reserves the right to assign or sell participations in the Loans or the Note to any entity (including to any Federal Reserve Bank in accordance with applicable law) and to provide any assignee or participant or prospective assignee or participant with information of the Borrower previously received by the Bank, subject to confidentiality requirements. Assignment to an entity other than any Federal Reserve Bank in accordance with applicable law shall require the prior written consent of the Borrower, not to be unreasonably withheld, unless a default is continuing hereunder.

The Borrower hereby authorizes the Bank and any other holder of an interest in this Note (a "Holder") to disclose confidential information relating to the financial condition or operations of the Borrower (i) to any director, officer, employee or affiliate of the Bank or any Holder, (ii) to any purchaser or prospective purchaser of an interest in any Loan (subject to reasonable confidentiality arrangements)(iii) to legal counsel, accountants, and other professional advisors to the Bank or any Holder, (iv) to regulatory officials, (v) as requested or required by law, regulation, or legal process or (vi) in connection with any legal proceeding to which the Bank or any other Holder is a party.

In the event the Bank or any holder hereof shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to unpaid principal and interest, all the reasonable costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney's fees of internal or outside counsel, whether or not suit is instituted.

This Note shall be cancelled and the original returned to the Borrower when all amounts due hereunder, including interest and fees, have been paid in full and the Line Letter Agreement is terminated.

In the event of any litigation with respect to this Note, THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose counter-claims and cross-claims. The Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal court located in such State in connection with any action or proceeding arising out of or relating to this Note. The execution and delivery of this Note has been authorized by the Board of Directors and by any necessary vote or consent of the stockholders of the Borrower. The Borrower hereby authorizes the Bank to complete this Note in any particulars according to the terms of the loan evidenced hereby. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contract made and to be performed in such State, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Bank, its successors, endorsees and assigns.

[Signature Page Follows]

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EXECUTION VERSION

If any term or provision of this Note shall be held invalid, illegal or unenforceable the validity of all other terms and provisions hereof shall in no way be affected thereby.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Michael D. Bornak
Name:	Michael D. Bornak
Title:	Chief Financial Officer

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EXECUTION VERSION

Schedule 1

Domestic Subsidiaries

SeaChange Holdings, Inc.

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EXECUTION VERSION

Schedule 2

Foreign Subsidiaries Directly Owned by the Company to be Merged Away or Dissolved

Name	Jurisdiction/Country
1. SeaChange India Private Limited	India

(Note: The Company has two subsidiaries in India: (i) SeaChange India Private Limited, and (ii) Vividlogic (India) Private Limited. The Company intends to dissolve one of the two Indian subsidiaries, or to merge one of the two Indian subsidiaries into the other.)

2. SeaChange Korea LLC	Korea
3. SeaChange US PTY Limited	Australia
4. SeaChange LLC	Russia

Foreign Subsidiaries Directly Owned by SeaChange Holdings, Inc. to be Merged Away or Dissolved

Name		Jurisdiction/Country
1.	Cambio Maritimo Mexico, S.de R.L. de C.V.	Mexico

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